Exhibit 4.28

STOCK PURCHASE AGREEMENT

among

TAL Education Group

Firstleap Education

THE SHAREHOLDERS LISTED
ON PART I OF EXHIBIT A

and

WU YING(吴颖)

and

CAO WEI(曹伟)

Dated as of September 18, 2015

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This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 18, 2015, among TAL Education Group, a company incorporated in the Cayman Islands (the “Purchaser”), Firstleap Education, a company incorporated in the Cayman Islands (the “Company”), the shareholders of the Company listed on Part I of Exhibit A hereto (collectively, the “Sellers” and individually, a “Seller”) and WU Ying(吴颖 ), a PRC national with PRC ID No. 32640219750830001X, and CAO Wei(曹伟), a PRC national with PRC ID No. 110105197203204113 (WU Ying and CAO Wei collectively are referred to as the “Founders” and individually, a “Founder”).

WHEREAS, the Company, through Beijing Lebai Educating Consulting Co., Ltd. (北京乐柏教育咨询有限公司) (“Lebai”), a limited liability company organized under the laws of the People’s Republic of China (the “PRC”), is engaged in the business of providing full-service English training courses for children in the PRC (the “Business”); Lebai and its Affiliate, Beijing Tian Xun, are sponsors of the schools and training centers set forth in Exhibit C (the “Schools”);

WHEREAS, each Seller owns such number of ordinary shares or Series A preferred shares, par value US$0.0001 per share, of the Company, as is set forth opposite such Seller’s name on Part I of Exhibit A hereto, which collectively represent all of the outstanding share capital of the Company (the “Shares”);

WHEREAS, each of the individuals specified in Part II of Exhibit A hereto (the “Onshore Shareholders”) and the Founders owns such amount of the registered capital of Lebai as is set forth opposite such Onshore Shareholder or Founder’s name on Part II of Exhibit A hereto, which collectively represent all of the subscribed and contributed registered capital of Lebai as of the date hereof (the “Registered Capital”);

WHEREAS, each of the Sellers wishes to sell to the Purchaser, severally but not jointly and the Purchaser wishes to purchase from each of the Sellers, the Shares, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Founders wish to sell and cause Onshore Shareholders to sell to the Purchaser, and the Purchaser wishes to purchase or to cause its designee(s) (the “Purchaser Designee(s)”) to purchase from the Founders and Onshore Shareholders, the Registered Capital, upon the terms and subject to the conditions set forth in this Agreement and that certain Equity Transfer Agreement set forth in the form attached as Exhibit F (the “Equity Transfer Agreement”);

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Purchaser, the Sellers, the Company and the Founders hereby agree as follows:

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Article I

DEFINITIONS

Section 1.01. Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For the avoidance of doubt, Lebai and its subsidiaries are Affiliates of the Company.

“Ancillary Agreements” means the Shareholders’ Agreement, Employment Contracts and the Equity Transfer Agreement.

“Approval” means any approval, license, authorization, release, order, or consent required to be obtained from, or any registration, qualification, designation, declaration, filing, notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person, or any waiver of any of the foregoing.

“Beijing Tian Xun” means Beijing Tian Xun Education Consulting Co., Ltd. (北京天荀教育咨询有限公司), a limited liability company duly incorporated and validly existing under the Laws of the PRC with its registered address at Room 03-901, 8th Floor of Building 2, No. 8 Courtyard, Workers’ Stadium North Road, Chaoyang District, Beijing (北京市朝阳区工人体育场北路8 号院2 号楼8 层03-901 室).

“Business Day” means any day (other than a Saturday or Sunday) on which commercial banking institutions in the Hong Kong Special Administrative Region and the PRC are open for business.

“Circular 37” means the Circular 37, issued by SAFE on July 4, 2014, titled “Circular on Issues concerning Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles,” effective as of July 4, 2014, and any of its predecessors.

“Consideration Shares” has the meaning set forth in Section 9.01.

“Contract” means, as to any Person, any contract, agreement, undertaking, understanding, indenture, note, bond, loan, instrument, lease, mortgage, deed of trust, franchise, or license to which such Person is a party or by which such Person or any of its property is bound, whether oral or written.

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“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Company, the Founders and the Sellers to the Purchaser in connection with this Agreement.

“Domestic Resident” has the meaning set forth in Circular 37 and/or other Law related to Circular 37.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Equity Amount” means RMB 14,000,000.00, the purchase price for the Registered Capital paid by the Purchaser or the Purchaser Designee(s) pursuant to Section 2.02 of this Agreement and the Equity Transfer Agreement as of the date hereof.

“Equity Securities” means, with respect to a Person, any shares, share capital, registered capital, ownership interest, equity interest, or other securities of such Person, and any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans or similar rights with respect to such Person, or any Contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly.

“ESOP” means the employee stock option plan adopted by the Company in 2013 and 2015

“ESOP Redemption Price” means RMB 4,321,886 as consideration for the Company to terminate the ESOP and redeem all the options granted thereunder pursuant to Section 6.02 (ix) hereof.

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“Governmental Authority” means any PRC or non-PRC national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, ruling, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

Group Company” means each of the Company, Firstleap Education HK Limited, Firstleap USA. Inc., the WFOE, Beijing Tianxun, and Lebai (and its subsidiaries), and “Group” refers to all of Group Companies collectively. The particulars of the Group Companies are set forth in Exhibit B attached hereto.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or registered capital of such Person or any warrants, rights or options to acquire such capital stock or registered capital, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

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“Indemnifiable Loss” means, with respect to any Person, any action, claim, cost, damage, deficiency, diminution in value, disbursement, expense, liability, loss, obligation, penalty, settlement, suit, or Tax of any kind or nature, together with all interest, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Person, whether directly or indirectly.

“Intellectual Property” means (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, Company Marks, Internet domain names, trade dress, trade names, logos, and other source identifiers, including registrations and applications for registration thereof, (iii) copyrights, including registrations and applications for registration thereof, (iv) software, and (v) confidential and proprietary information, including trade secrets, know-how, designs and drawings, engineering documents, technical manuals, patterns, processes, formulae, inventions and discoveries (whether patentable or not), and all related documentation, developer notes, comments and annotations, and other similar rights of the Company and its Affiliates, and all applications therefor and registrations thereof, and all rights to sue for past, present and future infringement or other violations of the Intellectual Property, and all goodwill associated with any of the foregoing.

“Law” means any PRC or non-PRC national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, Governmental Order, requirement or rule of law (including common law).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any Tax Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Management Sellers” means Chi Mei(池梅), Bai Yun(白云), Cheng Wai(郑炜) and the Founders.

“Management Sellers Entities” means Ace Frontier Developments Limited, Talent Journey Limited, Constant Success Investments Limited and Agnita Investments Limited.

“Material Adverse Effect” means any event, circumstance, change in or effect on the Business, the Company and the Affiliates or the Purchaser and its Affiliates, as the context dictates, that, individually or in the aggregate with all other events, circumstances, changes in or effects on the Business, the Company and the Affiliates or the Purchaser and its Affiliates, as the context dictates, has had or is reasonably expected to have a material adverse effect on the business, operations, prospect assets or liabilities (including without limitation, contingent liabilities) results of operations or the condition (financial or otherwise) of the Business, the Company and the Affiliates or the Purchaser and its Affiliates, as the context dictates, taken as a whole.

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“National Securities Exchange” means mean the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, or any of their respective successor exchanges.

“Option Shares” means all the Shares held by the Remaining Sellers from time to time, being 58,823,528 Shares in the aggregate, as at the Closing Date.

“PRC GAAP” means PRC Accounting Standards for Business Enterprises and other relevant accounting laws and regulations in effect from time to time applied consistently throughout the periods involved.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which neither the Company nor any Affiliate is otherwise subject to civil or criminal liability due to its existence: (a) liens for Taxes not yet due and payable, for which adequate reserves have been maintained in accordance with U.S. GAAP; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of RMB50,000 in the case of a single property or RMB500,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934.

“Purchaser Common Share” means Class A common share of the Purchaser, par value $0.0001 per share.

“RMB” or “¥” means Renminbi Yuan, the lawful currency of the PRC.

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“Restructuring Documents” means the restructuring documents entered into by and among the WFOE, Lebai and certain Onshore Shareholders on August 2, 2012;

“SAFE” means State Administration of Foreign Exchange of the PRC.

“Seller’s Sole Owner” means, with respect to each of the entity Sellers, each of the individuals whose name is set forth opposite such entity Seller on Part I of Exhibit A, including, among others, the Founders;

“Shareholders’ Agreement” means the shareholders’ agreement entered into by and between the Purchaser, the Remaining Sellers and the Company substantially in the form and substance as attached in Exhibit G on or prior to the Closing.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Tax Return” means any return, declaration, report, estimate, claim for refund, claim for extension, information return, or statement relating to any Tax, including any schedule or attachment thereto.

“Transaction Agreements” means this Agreement and the Ancillary Agreements, the schedules and exhibits attached to any of the foregoing and each of the agreements and other documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“USD” or “U.S. $” means the dollars of the United States, the lawful currency of the United States.

“U.S. GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“WFOE” means Beijing Lebai Information Consulting Co., Ltd. (北京乐柏信息咨询有限公司), a limited liability company incorporated and existing under the PRC Law.

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Section 1.02. Definitions The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Aggregate Purchase Price”	2.02(a)
“Agreement”	Preamble
“Arbitration Rules”	10.09(b)
“Business”	Recitals
“Call Option Closing Date”	9.01
“Closing”	2.03
“Closing Date”	2.03
“Closing Deliveries”	2.02(d)
“Company”	Preamble
“Company Security Holder”	3.06(b)
“Employment Contracts”	6.02
“Equity Transfer Agreement”	Recitals
“Financial Statements”	3.08
“Founders”	Preamble
“HKIAC”	10.09(b)
“Lebai”	Recitals
“Material Contracts”	3.12(a)
“Offshore Consideration”	2.02(a)
“Permits”	3.15
“PRC”	Recitals
“PRC Tax Matters”	5.10
“Purchaser”	Preamble
“Purchaser Designee(s)”	Recitals
“Registered Capital”	Recitals
“Remaining Sellers”	9.01
“Restricted Period”	5.07(a)
“Restricted Shares”	9.02
“SAFE Rules and Regulations”	3.06(b)
“Social Insurance”	3.18(b)
“Sellers”	Preamble
“Shares”	Recitals
“Transfer Shares”	2.01(a)

Section 1.03. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

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(a)    when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

(b)    the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)    whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)    all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)    any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(h)    references to a Person are also to its successors and permitted assigns; and

(i)    the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

Article II

PURCHASE AND SALE

Section 2.01. Purchase and Sale of the Shares and the Registered Capital.

(a)    Upon the terms and subject to the conditions of this Agreement, at the Closing, each of the Sellers shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, severally but not jointly, to the Purchaser, such number of Shares (“Transfer Shares”) for such a price as set forth opposite its name on Part I of Exhibit A and any and all right, title and interest of any Seller in and to such Shares, and the Purchaser shall purchase such Shares.

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(b)    Each of the Founders shall sell, assign, transfer, convey and deliver and cause the Onshore Shareholders to sell, assign, transfer, convey and deliver to Purchaser Designee, and the Purchaser shall cause the Purchaser Designee to purchase, such amount of the Registered Capital for such Equity Amount as set forth opposite such Founder or Onshore Shareholder’s name on Part II of Exhibit A pursuant to the terms of the Equity Transfer Agreement and as set forth herein prior to the Closing.

Section 2.02. Purchase Price.

(a)    The aggregate purchase price for the Shares and the Registered Capital shall be one hundred and sixty six million one hundred and fifteen thousand eight hundred and thirty three RMB (RMB166,115,833) (the “Aggregate Purchase Price”). The Aggregate Purchase Price shall consist of (i) Equity Amounts payable in accordance with the terms of the Equity Transfer Agreement and as set forth herein and (ii) RMB 152,115,833.00 (“Offshore Consideration”).

(b)    Subject to Section 2.02(d),the Aggregate Purchase Price shall be paid as follows:

(i)	at the closing, the Purchaser shall pay to each of the Sellers the US dollar equivalent of such amount of Offshore Consideration as set forth opposite to its name on Part I of Exhibit A, and

(ii)	at the closing, the Purchaser shall cause the Purchaser Designee(s) to pay to each of the Founders and Onshore Shareholders such Equity Amount as set forth opposite to his/her name on Part II of Exhibit A.

(c)    The Purchaser’s obligation to pay the Aggregate Purchase Price will be subject to the continued accuracy as of the date hereof and the closing of the Warrantors’(as defined below) representations and warranties made herein and in the Equity Transfer Agreement. At the Closing, the Company, the Sellers and the Founders shall make the closing deliveries as set forth in Section 2.04 and 2.05, as applicable and the Purchaser or the Purchaser Designee(s) shall make the closing deliveries as set forth in Section 2.06 (the “Closing Deliveries”).

Section 2.03. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of the Purchaser, which are located at Haidian District, Beijing, PRC following the satisfaction or, if permissible, waiver of all conditions to the obligations of the parties set forth in Article VI hereof (other than those conditions that will be satisfied at the Closing) which shall be targeted for [•], 2015 but shall be no later than [•], 2015, or at such other place or at such other time or on such other date as the parties may mutually agree upon in writing. The date and time of the Closing are herein referred to as the “Closing Date”.

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Section 2.04. Closing Deliveries by the Company. At the Closing, the Company shall deliver and the Founders shall cause to be delivered to the Purchaser:

(a)    a copy of (i) the board resolutions duly and validly adopted by the Board of Directors of the Company and (ii) the resolutions of the shareholders of the Company, evidencing their respective authorization and approval of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(b)    a copy of the board resolutions duly and validly adopted by the Board of Directors and a copy of the resolutions of the shareholders of the Company approving (i) the registration of the Purchaser as a shareholder of the Transfer Shares of the Company; (ii) approving the appointment of Bai Yunfeng as directors of the Company; and (iii) approving the resignation of Jin Xin, Christine Lu-Wong, Zhang Xi, and Wang Jianguo as directors of the Company;

(c)    a copy of the updated register of members of the Company, certified by the registered agent of the Company, reflecting the Transfer Shares being purchased by the Purchaser at the Closing;

(d)    a copy of the share certificates representing the Transfer Shares being purchased by the Purchaser at the Closing; and

(e)    all filings, consents, approvals, permits and authorizations set forth in Section 6.02(iii);

(f)     executed counterparts of the Shareholders’ Agreement;

(g)    executed counterparts of Employment Contracts on Key Employees’ part;

(f)    the opinion, certificates and other documents required to be delivered pursuant to Section 6.02.

Section 2.05. Closing Deliveries by the Sellers and Founders. At the Closing, each of the Sellers and Founders (as applicable) shall deliver or cause to be delivered to Purchaser:

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(a)    duly executed instrument of transfer in respect of the relevant Transfer Shares in favor of the Purchaser together with the relevant share certificate evidencing the relevant Transfer Shares,;

(b)    executed counterparts of the Shareholders’ Agreement with respect only to the Remaining Sellers and the Founders;

(c)    a letter of resignation for each of Jin Xin, Christine Lu-Wong, Zhang Xi, and Wang Jianguo the director appointed by such Seller or Founder as director of the Company, if applicable;

(d)    the Equity Transfer Agreement executed by the Onshore Shareholders;

(e)    the opinion, certificates and other documents required to be delivered pursuant to Section 6.02.

Section 2.06. Closing Deliveries by the Purchaser and/or the Purchaser Designee. At the Closing, the Purchaser and/or the Purchaser Designee shall deliver to the Company, the Founders or the Sellers:

(a)    subject to Section 2.02 (d), the relevant Offshore Consideration for the Transfer Shares to be paid pursuant to 0, in U.S. dollars by wire transfer in immediately available funds to the bank account designated by each of the Sellers;

(b)    subject to Section 2.02 (d), the Equity Amount to be paid pursuant to Section 2.02(b)(i), in RMB by wire transfer in immediately available funds to the bank account designated by the Founders;

(c)    40% of the ESOP Redemption Price, namely, ¥1,728,754, in RMB by wire transfer in immediately available funds to the bank account designated by the Company;

(d)   executed counterparts of the Equity Transfer Agreement;

(e)    executed counterparts of the Shareholders’ Agreement;

(f)    executed counterparts of the Employment Contracts;

(g)   a true and complete copy of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization and approval of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

(d)   the certificates and other documents required to be delivered pursuant to Section 6.01.

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Article III

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY, EACH SELLER AND EACH FOUNDER

As an inducement to the Purchaser to enter into this Agreement, the Company and each Founder (collectively the “Warrantors” and each a “Warrantor”), jointly and severally, represent and warrant to the Purchaser that: including those and as otherwise qualified or excepted as set forth in the Disclosure Schedule as attached hereto as Exhibit I, as of the date hereof, and the Closing Date hereunder (or, if such representations and warranties are made with respect to a certain date, as of such date), each of the statements contained in this Article III is true, accurate and complete.

Section 3.01. Organization, Good Standing and Qualification. The Company is duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Each other Group Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each School is duly organized, validly existing and in good standing under the applicable laws of PRC. Each Group Company and each School has all requisite legal and corporate power and authority to own, lease and operate its properties and assets and to carry on the Business, and is duly qualified to transact business in each jurisdiction. The Company and the HK Company were formed solely to acquire and hold the equity interests in the other Group Companies and since its formation have not engaged in any other business and have not incurred any Liability. Except as disclosed in the Disclosure Schedule, all material Approvals by the applicable Governmental Authorities required in respect of the Group Companies and the Schools and their operations have been duly completed in accordance with the relevant Laws.

Section 3.02. Capitalization. Immediately prior to the Closing, the authorized share capital of the Company consists of the following:

(a)    Series A Preferred Shares. 16,759,610 Series A Preferred Shares of the Company, par value US$0.0001 per share, all of which are issued and outstanding.

(b)    Ordinary Shares. A total of 483,240,390 Ordinary Shares, par value US$0.0001 per share, of which 102,142,802 shares are issued and outstanding.

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(c)    Options, Warrants, Reserved Shares. The Company has reserved (i) 1,959,604 Ordinary Shares for issuance under the ESOP; and (ii) 16,759, 610 Ordinary Shares for issuance upon the conversion of the Series A Preferred Shares. Except as described above, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the Shares of the Company. Apart from the exceptions noted in this Section 3.02 and the Ancillary Agreements, no shares (including the Ordinary Shares and Series A Preferred Shares) of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any pre-emptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other Person). All the issued and outstanding Ordinary Shares, Series A Preferred Shares constitute the Shares and are owned of record and beneficially by the Sellers, free and clear of any Encumbrances (other than Encumbrances created by this Agreement), in the numbers set forth on Part I of Exhibit A hereto.

(d)    The share of the Registered Capital owned by each Founder and each Onshore Shareholders as set out on Part II of Exhibit A is true, complete and accurate. Upon the consummation of the transactions contemplated by the Equity Transfer Agreement and this Agreement, the Purchaser or the Purchaser Designees will own all of the Registered Capital, beneficially and of record, free and clear of all Encumbrances.

(e)    The registered capital of each Lebai’s subsidiaries have been fully paid according to the PRC Law and its articles of association on the date hereof.

(f)    All presently outstanding Equity Securities of each Group Company were duly and validly issued (or subscribed for) in compliance with all applicable Laws, preemptive rights of any Person, and applicable Contracts, and are fully paid and nonassessable. All share capital of each Group Company is and as of the Closing shall be free of any and all Encumbrances (except as provided under the Transaction Agreements). There are no (a) resolutions pending to increase the share capital of any Group Company or cause the liquidation, winding up, or dissolution of any Group Company or (b) dividends which have accrued or been declared but are unpaid by any Group Company.

Section 3.03. Subsidiaries. Exhibit B and Exhibit C sets forth (i) a complete structure chart showing the Group Companies, and indicating the ownership and Control relationships among all Group Companies and the Founders, and (ii) a full list of all Schools operated by the Group Companies. Except for the Restructuring Documents, there is no agreement between any Founder, any Group Company and/or any other Person with respect to the ownership or Control of any of the Group Companies and/or the Schools. No Group Company owns or Controls, or has ever owned or Controlled, directly or indirectly, any interest or share in any other Person or is or was a participant in any joint venture, partnership or similar arrangement. No Group Company is obligated to make any investment in or capital contribution in or on behalf of any other Person.

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Section 3.04. Due Authorization. Each Warrantor has all requisite power and authority to execute and deliver the Transaction Agreements to which it is a party and to carry out and perform its obligations thereunder. All action on the part of each Warrantor (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Agreements to which it is a party, the performance of all obligations of each Warrantor thereunder, and, in the case of the Company, the authorization, issuance (or reservation for issuance), sale, transfer and delivery of the Shares, has been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered by each Warrantor. This Agreement and each of the Transaction Agreements are, or when executed and delivered by such Warrantor shall be, valid and legally binding obligations of such Warrantor, enforceable against such Warrantor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 3.05. Governmental Consents. No Approval with respect to or on the part of any Group Company or any Founder is required in connection with its valid execution, delivery, or performance of this Agreement or the Ancillary Agreements or the sale and transfer of any Transfer Shares and the Registered Capital.

Section 3.06. Regulatory Matters.

(a)    Except as disclosed in the Disclosure Schedule, the Group Companies have obtained any and all Approvals from applicable Governmental Authorities and have fulfilled any and all filings and registration requirements with applicable Governmental Authorities necessary with respect to the Founders’ investment in the Group Companies, and with respect to the Group Companies and their operations. Except as disclosed in the Disclosure Schedule, the Schools have obtained any and all Approvals from applicable Governmental Authorities and have fulfilled any and all filings and registration requirements with applicable Governmental Authorities necessary with respect to their establishments and operations. All filings and registrations with applicable Governmental Authorities required with respect to the Group Companies and the Schools have been duly completed in accordance with applicable Law. No Group Company has received any letter or notice from any applicable Governmental Authorities notifying it of the revocation of any Approval issued to it or any Schools or the need for compliance or remedial actions with respect to the activities carried out directly or indirectly by any Group Company or any School. Each Group Company and each School has been conducting its business activities within the permitted scope of business or is otherwise operating its Businesses in full compliance with all relevant Laws and Governmental Orders, including providing products and/or services with all requisite licenses, permits and approvals granted by the competent Governmental Authorities. Neither any Founder nor any Group Company has reason to believe that any authorization of any Governmental Authority, license or permit required for the conduct of any part of its Business and/or for the operation of any School which is subject to periodic renewal will not be granted or renewed by the relevant Governmental Authorities.

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(b)   Each holder of any Equity Securities of the Company or any Sellers (each, a “Company Security Holder”), who is a Domestic Resident and subject to any of the registration or reporting requirements of Circular 37 or any other applicable SAFE rules and regulations (collectively, the “SAFE Rules and Regulations”), has complied with such reporting and/or registration requirements under the SAFE Rules and Regulations. Neither the Warrantors nor any of the Company Security Holders has received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations and the Company and the Company Security Holders have made all oral or written filings, registrations, reporting or any other communications required by SAFE or any of its local branches. Each Group Company has obtained all certificates, approvals, permits, licenses, registration receipts and any similar authority necessary under the PRC Law to conduct foreign exchange transactions as now being conducted by it.

(c)    Lebai has obtained any and all Approvals from applicable Governmental Authorities and has fulfilled any and all filings and registration requirements with applicable Governmental Authorities necessary with respect to its franchising agreements entered into with any and all franchisees for Firstleap Education and the relevant businesses conducted thereunder. Lebai has not violated any of such franchising agreements in any material aspect and, to the best knowledge of the Warrantors, each of the training centres of Lebai is duly established under PRC Law and has been operating in full compliance with PRC Law. To the best knowledge of the Warrantors, each of the franchised schools and training centers of Beijing Company (the “Franchised Schools”) is duly established and operated in accordance with the Law of the People’s Republic of China on the Promotion of Privately-run Schools («中华人民共和国民办教育促进法» ) and relevant regulations.

Section 3.07. Tax Matters.

(a)    Each Group Company and each School (i) has timely filed all Tax Returns that are required to have been filed by it with any Governmental Authority, (ii) has timely paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party, and (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than, in the case of clauses (i) and (ii), unpaid Taxes that are in contest with the Tax authority by any Group Company or any School in good faith or are nonmaterial in amount.

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(b)    Each Tax Return referred to in paragraph (a) above was properly prepared in compliance with applicable Law and was (and will be) true, correct and complete. None of such Tax Returns contains a statement that is false or misleading or omits any matter that is required to be included or without which the statement would be false or misleading. No reporting position was taken on any such Tax Return which has not been disclosed to the appropriate Tax authority or in such Tax Return, as may be required by Law. All records relating to such Tax Returns or to the preparation thereof required by applicable Law to be maintained by applicable Group Company or School have been duly maintained. No written claim has been made by a Governmental Authority in a jurisdiction where any Group Company or any School does not file Tax Returns that any Group Company or any School is or may be subject to taxation by that jurisdiction.

(c)    The assessment of any additional Taxes with respect to the applicable Group Company or School for periods for which Tax Returns have been filed is not expected to exceed the recorded Liability therefor in the most recent balance sheet in the Financial Statements (as defined in Section 3.08 below), and there are no unresolved questions or claims concerning any Tax Liability of any Group Company or any School. Since the Statement Date, no Group Company/School has incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. There is no pending dispute with, or notice from, any Tax authority relating to any of the Tax Returns filed by any Group Company/School, and there is no proposed Liability for a deficiency in any Tax to be imposed upon the properties or assets of any Group Company/School.

(d)    No Group Company/School has been the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes. No Group Company/School is responsible for the Taxes of any other Person by reason of contract, successor liability or otherwise.

(e)    No Group Company/School is or has ever been a PFIC or CFC. No Group Company anticipates that it will become a PFIC or CFC for the current taxable year.

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Section 3.08. Financial Statements. The Warrantors have provided the Purchaser with the financial statements of the Group Companies consisting of (i) the audited balance sheet and statements of operations and cash flows for the Group Companies and the Schools for the fiscal year ended as of December 31, 2013, (ii) the audited balance sheet and statements of operations and cash flows for the Group Companies and the Schools for the fiscal year ended as of December 31, 2014, and (iii) the unaudited balance sheet and statements of operations and cash flows for the Group Companies and the Schools for the period from January 1, 2015 to July 31, 2015 (collectively, the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with the books and records of the relevant Group Company, (ii) fairly present the financial condition and position of the relevant Group Company as of the dates indicated therein and the results of operations and cash flows of the relevant Group Company for the periods indicated therein, except in the case of unaudited financial statements for the absence of notes, and (iii) were prepared in accordance with PRC GAAP applied on a consistent basis throughout the periods involved. All of the accounts receivable owing to any of the Group Companies, including without limitation all accounts receivable set forth on the Financial Statements, constitute valid and enforceable claims and are good and collectible in the ordinary course of business, net of any reserves shown on the Financial Statements (which reserves are adequate and were calculated on a basis consistent with PRC GAAP), and no further goods or services are required to be provided in order to complete the sales and to entitle the applicable Group Company to collect in full. There are no contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any accounts receivable of the Group Companies.

Section 3.09. Activities since the Statement Date. Since the Statement Date and except as provided by the Transaction Documents, the Group Companies and the Schools have operated the Business in the ordinary course consistent with its past practice, there has not been any Material Adverse Effect or any change in the way the Group Companies and the Schools conduct the Business, no Group Company/School has entered into any transaction outside of the ordinary course of business consistent with its past practice, and there has not been by or with respect to any Group Company/School:

(a)    any purchase, acquisition, sale, lease, disposal of or other transfer of any assets (including any license of Intellectual Property Rights to third parties) that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice, and no acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof;

(b)    any waiver, termination, settlement or compromise of a valuable right or of a debt;

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(c)    any incurrence, creation, assumption, repayment, satisfaction, or discharge of (i) any Lien or (ii) any indebtedness or guarantee, or the making of any loan or advance (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice), or the making of any investment or capital contribution;

(d)    any amendment to any Material Contract, any entering of any new Material Contract, or any termination of any Contract that would have been a Material Contract if in effect on the date hereof, or any amendment to any Charter Document, or any amendment to or waiver under any Charter Document;

(e)    any change in any compensation arrangement or agreement with any Key Employee of any Group Company, or adoption of any new benefit plan, or any change in any existing benefit plan (other than the termination of the ESOP as contemplated herein);

(f)    any declaration, setting aside or payment or other distribution with respect to any Equity Securities, or any direct or indirect redemption, purchase or other acquisition of any Equity Securities;

(g)    any damage, destruction or loss, whether or not covered by insurance, adversely affecting the assets, properties, financial condition, operation or Business of any Group Company/School;

(h)    any change in accounting methods or practices or any revaluation of any of its assets;

(i)    except in the ordinary course of business consistent with its past practice, entry into any closing agreement with respect to Taxes, settlement of any claim or assessment with respect to any Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to any Taxes, entry or change of any Tax election, change of any method of accounting resulting in any amount of additional Tax or filing of any amended Tax Return;

(j)    any commencement or settlement of any Action; or

(k)    any agreement or commitment to do any of the things described above in this Section 3.09.

Section 3.10. Action and Governmental Orders. There is no Action pending or currently threatened against any Group Company/School or any of the officers, directors or key employees of any Group Company/School with respect to the respective businesses of each Group Company/School, nor is any Warrantor aware of any basis for any of the foregoing. There is no Governmental Order in effect and binding on any Group Company/School or their respective assets or properties. There is no Action by any Group Company/School pending. No Governmental Authority has at any time challenged or questioned in writing the legal right of any Group Company/School to conduct its Business as presently being conducted. No Group Company/School has received any opinion or memorandum or advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its Business.

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Section 3.11. Liabilities. The total amount of outstanding Liabilities of the Group Companies and Schools as of the date hereof is RMB 250,427,545.92. From the date hereof till the Closing Date, no Group Company/School will incur any additional Liabilities except for (i) Liabilities set forth in the Financial Statements that have not been satisfied since the date hereof, and (ii) current Liabilities incurred since the date hereof in the ordinary course of the Group’s business consistent with its past practices. There will not be any material Liabilities undisclosed to the Investor as of the Closing Date.

Section 3.12. Material Contracts.

(a)    The Warrantors have provided the Purchaser with each of the Contracts the term of which has not yet expired and to which a Group Company or a School is bound that (i) involves obligations (contingent or otherwise) of, or payments in excess of, RMB500,000 individually or in the aggregate per annum or that has terms in excess of one (1) year, (ii) involves Intellectual Property that is material to a Group Company or a School (other than generally-available “off-the-shelf’ shrink-wrap software licenses obtained by the Group Companies on non-exclusive and non-negotiated terms), (iii) restricts the ability of a Group Company or a School to compete or to conduct or engage in any business or activity in any territory, (iv) relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities, (v) involves any provisions providing exclusivity, “change in control”, “most favored nation” status, rights of first refusal or first negotiation or similar rights, or grants a power of attorney, agency or similar authority, (vi) is with a key employee, director, shareholder or Affiliate, (vii) involves an extension of material credit, a guaranty or assumption of any obligation of any third party, or the grant of a Lien, (viii) involves the lease, license, sale, use, disposition or acquisition of a material amount of assets (including any Intellectual Property Rights) or of a material business, (ix) involves the waiver, compromise, or settlement of any material dispute, claim, litigation or arbitration, (x) involves the ownership or lease of, title to, use of, or any material leasehold or other interest in, any material real or personal property, (xi) involves the establishment, contribution to, or operation of a partnership, joint venture or involving a sharing of profits or losses, or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person, (xii) is between any two (2) or more Group Companies/Schools, (xiii) is with a Governmental Authority or any state-owned enterprise, (xiv) related to establishment, subdivision or termination of any School or is franchising or lease agreement with any third party; or (xv) is otherwise material to a Group Company or a School (collectively, the “Material Contracts”).

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(b)    A complete, accurate, true, and fully-executed copy of each Material Contract has been delivered to the Purchaser or its counsel. Each Material Contract is a valid and binding agreement of the relevant Group Company or School that is a party thereto, the performance of which does not and will not violate any applicable Law or Governmental Order, and is in full force and effect, and such Group Company or School has duly performed all of its obligations under each Material Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by such Group Company/School or any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Agreements will occur. No Group Company/School has given notice (whether or not written) that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract. No Group Company/School has received any notice (whether written or not) that it has breached, violated or defaulted under any Material Contract or that any other party thereto intends to terminate such Material Contract.

Section 3.13. Compliance with Laws and Governmental Orders.

(a)    Except as disclosed in the Disclosure Schedule, each Group Company and each School has been and is in compliance with all Laws and all Governmental Orders that are applicable to it or to the conduct or operation of its Business or the ownership or use of any of its assets or properties, in all material respects. The Business conducted by each Group Company and each School is in full compliance with applicable Laws.

(b)    No event has occurred and no circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by any Group Company/School of, or a failure on the part of such Group Company/School to comply with, any Law or Governmental Order or (ii) may give rise to any obligation on the part of a Group Company/School to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(c)    No Group Company/School has received any notice from any Governmental Authority regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Law or Governmental Order or (ii) any actual, alleged, possible or potential obligation on the part of such Group Company/School to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. None of the Group Companies and the Schools is under investigation with respect to a violation of any Law or Governmental Order.

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(d)    Each of the Group Companies and the Schools, and each of its directors, officers key employees and the Founders (collectively, the “Representatives”), are in compliance with and have complied with all applicable anti-bribery, anti-corruption, anti-money laundering, recordkeeping and internal controls Laws. Without limiting the foregoing, neither any Group Company/School nor any Representative has, directly or indirectly, offered, authorized, promised, condoned, participated in, or received notice of any allegation of the following: (i) the making of any gift or payment of anything of value to any Public Official by any Person to obtain any improper advantage, affect or influence any act or decision of any such Public Official with respect to any Group Company or the Business of any Group Company/School, or assist any Group Company/School in obtaining or retaining business for, or with, or directing business to, any Person; (ii) the taking of any action by any Person which would violate the Foreign Corrupt Practices Act of the United States of America (the “FCPA”), as amended, if taken by an entity subject to the FCPA, or could reasonably be expected to constitute a violation of any applicable Law; or (iii) the making of any false or fictitious entries in the books or records of any Group Company/School by any Person.

(e)    The business of each Group Company and each School as now conducted is, in compliance with all Laws and regulations that may be applicable, including without limitation all PRC Law with respect to mergers, acquisitions, foreign investment and foreign exchange transactions in all material respects. The business to be conducted by each Group Company and each School is in compliance with all PRC Law that may be applicable, including without limitation all PRC Law with respect to mergers, acquisitions, foreign investment and foreign exchange transactions in all material respects.

Section 3.14. Titles and Properties.

(a)    The Group Companies and the Schools have good and valid title to, or a valid leasehold interest in, all of the material assets they use or may need to use in the conduct of their respective businesses, whether real, personal or mixed (including but not limited to all such assets reflected in the Financial Statements), free and clear of any Liens (other than Permitted Liens) or third party claims, including any creditors’ rights. The foregoing assets collectively represent all material assets, rights and properties necessary for the conduct of the Business of the Group Companies and the Schools in the manner conducted during the periods covered by the Financial Statements. Except for leased items, no Person other than a Group Company/School owns any interest in any such assets. All leases of real or personal property to which a Group Company/School is a party are fully effective and afford the Group Company/School valid leasehold possession of the real or personal property that is the subject of the lease.

(b)    No Group Company/School owns any real property or has any easements, licenses, rights of way, or other interests in or to real property, except for the leasehold interests to real property that the registered offices of Lebai, Beijing Tian Xun and the Schools are located. All such leasehold properties are held under valid, binding and enforceable leases of a Group Company or a School. There are no facilities, services, assets or properties shared with any other Person which is not a Group Company/School, which are used in connection with the Business of the Group Companies and the Schools.

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(c)    All machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company/School (i) in good condition and repair (reasonable wear and tear excepted) and (ii) not obsolete or in need of renewal or replacement, except for renewal or replacement in the ordinary course of Business.

Section 3.15. Permits. Save as disclosed in the Disclosure Schedule, each Group Company/School has all franchises, authorizations, approvals, permits, certificates and licenses, including without limitation any special approval or permits required under the PRC Law and each Franchised Schools has all franchises, authorizations, approvals, permits, certificates and licenses, including without limitation any special approval or permits required under the Law of the People’s Republic of China on the Promotion of Privately-run Schools («中华人民共和国民办教育促进法») (the “Permits”) necessary for its respective business and operations. (a) Each such Permit is valid and in full force and effect, (b) no Group Company/School is in default or violation in any respect of any such Permit, (c) no Group Company/School has received any written notice from any Governmental Authority regarding any actual or possible default or violation of any such Permit, (d) each such Permit will remain in full force and effect upon the consummation of the transactions contemplated hereby, and (e) no suspension, cancellation or termination of any such Permits is threatened or imminent.

Section 3.16. Compliance with Other Instruments. No Group Company/School is in violation, breach or default of its Charter Documents. The execution, delivery and performance by each Group Company and each Founder of, and compliance by each Group Company and each Founder with each of this Agreement and the Ancillary Agreement, and the consummation of the transactions contemplated hereby and thereby, will not result in (a) any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under (i) the Charter Documents of any Group Company, (ii) any Material Contract, or (iii) any applicable Law except, for clause (ii), any violation, breach, default, or conflict which would not reasonably be expected to constitute a breach thereunder, (b) the creation or imposition of any Lien upon, or with respect to, any of the properties, assets or rights of any Group Company, or (c) any termination, modification, cancellation, or suspension of any right of, or any augmentation or acceleration of any obligation of, any Group Company.

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Section 3.17. Intellectual Property Rights.

(a)    The Group Companies and the Schools own or otherwise have the sufficient right or license to use all Intellectual Property necessary for the Business without any violation or infringement of the rights of others, free and clear of all Liens. There is no pending or threatened claim or litigation against any Group Company/School contesting the right to use its Intellectual Property, asserting the misuse thereof, or asserting the infringement or other violation of any Intellectual Property of any third party. All inventions and know-how conceived by employees of the Group Companies and the Schools, including without limitation the Founders, and related to the Businesses of the Group Companies and the Schools are “works made for hire”, and all right, title, and interest therein, including any applications therefor, have been transferred and assigned to, and are currently owned by, the Group Companies and/or the Schools.

(b)    No proceedings or claims in which any Group Company/School alleges that any Person is infringing upon, or otherwise violating, any Group Company/School’s Intellectual Property rights are pending, and none has been served, instituted or asserted by any Group Company/School.

(c)    To the best knowledge of the Warrantors, none of the employees of any Group Company/School is obligated under any Contract, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies and the Schools or that would conflict with the Business of any Group Company/School as presently being conducted. It will not be necessary to utilize in the course of any Group Company/School’s business operations any inventions of any of the respective employees of any Group Company or any School made prior to their employment by the latter, except for inventions that have been validly and properly assigned or licensed to the Group Companies and/or the Schools as of the date hereof.

(d)    The Group Companies and the Schools have each taken all security measures that are commercially prudent in order to protect the secrecy, confidentiality and value of their respective Intellectual Property.

(e)    Lebai has duly performed and has not breached any provision of the license agreement entered into with NCS Pearson, Inc. (“Pearson”) on March 30, 2009 (the “License Agreement”), which was amended on February 18, 2010. The License Agreement is not under performance since March 31, 2010 and currently Lebai does not have any future plan to purchase any license from Pearson during the term of such License Agreement. The Group Companies are not abusing any materials provided or licensed by Pearson under such License Agreement or any logo, trade name, intellectual properties rights or other legal rights of or license by Pearson, and has not received any oral or written notice from Pearson for any breach or claim in any respect and has no reason to expect any such notice will be received in the future. The education materials currently used or proposed to be used by the Schools are legally bought or licensed from third parties or independently developed by the Group Companies and/or the Schools without infringing any intellectual properties rights or other legal rights of Pearson.

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Section 3.18. Labor and Employment Matters.

(a)    Exhibit E enumerates each Key Employee of the Group Companies and the Schools. Each such individual is currently devoting all of his or her business time to the conduct of the business of the respective Group Company/School. To the best knowledge of the Warrantors, no such individual (and no group of employees) has given any notice of an intention to resign, and no Group Company/School has any intention of terminating the employment of any such individual or any group of employees. To the best knowledge of the Warrantors, no Key Employee is obligated under, or in violation of any term of, any Contract or any Governmental Order relating to the right of any such individual to be employed by, or to contract with, such Group Company/School. No Group Company/School has received any notice alleging that any such violation has occurred. No Group Company/School is a party to any collective bargaining agreements or other Contract with any union or guild, and none of the Group Companies and the Schools has been informed by their employees regarding the establishment of any trade union, work council or other organizations representing the employees of any Group Company/School. No employee of any Group Company/School is owed any back wages or other compensation for services rendered (except for the current pay period or as otherwise set forth on the Financial Statements).

(b)    There is no, and there has not been during the past three (3) years, any Action relating to the violation or alleged violation of any Law by any Group Company/School pertaining to labour relations or employment matters, including any charge or complaint filed by an employee with any Governmental Authority or any Group Company/School. Each Group Company/School has complied with all Laws relating to employment, wages, hours, overtime, working conditions, benefits, retirement, termination, Taxes, and health and safety. Each Group Company/School is in compliance with the PRC Law relating to its provision of any form of social insurance and housing fund (the “Social Insurance”), and has fully and timely paid, or made provision for the payment of, all Social Insurance contributions required under the PRC Law for all of employees. There has not been, and there is not now pending or, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage with respect to the employees of any Group Company/School or any unfair labor practice charge against any Group Company/School. There is no pending internal investigation related to any employee or consultant of any Group Company/School.

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(c)    Except for statutory social insurance schemes and housing fund schemes, the Group Companies and the Schools have not adopted or implemented any Benefit Plan. There are no pending investigations by any Governmental Authority involving any Benefit Plan and no threatened or pending claims against any Benefit Plan (except for claims for benefits payable in the normal operation of any Benefit Plan). All contributions to, and payments from, each Benefit Plan have been timely made. Each Group Company/School maintains, and has fully funded, any pension plan and any other labour-related plans that it is required by Law or by Contract to maintain.

(d)    Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated by this Agreement or the Ancillary Agreements will (i) entitle any current or former employee or director of any Group Company/School to any severance pay, or any payment contingent upon a change in control of any Group Company/School, (ii) increase or enhance any benefits payable under any Benefit Plan, or (iii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any employee or former employee.

Section 3.19. Insurance. There is no claim pending under the insurance policies and bonds maintained by each Group Company/School as to which coverage has been questioned, denied or disputed. Each Group Company and each School has procured sufficient insurance for their operations, including without limitation the third party liability insurance. All premiums due and payable under all such insurance policies and bonds have been timely paid, and each Group Company/School is otherwise in compliance in all respects with the terms of such insurance policies and bonds. All such insurance policies and bonds are in full force and effect.

Section 3.20. Restructuring Documents.

(a)    Each Group Company, each Founder and each other party to any of the Restructuring Documents has the legal right, power and authority (corporate and other) to enter into and perform its/his/her obligations under each of the Restructuring Documents to which it/he/she is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each of the Restructuring Document to which it/he/she is a party.

(b)    Each of the Restructuring Documents constitutes a valid and legally binding obligation of the parties named therein, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

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(c)    The execution and delivery by each party named in each of the Restructuring Documents, and the performance by such party of its obligations thereunder and the consummation by it of the transactions contemplated therein shall not (i) result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any provision of its constitutional documents as in effect at the date hereof, any applicable law, or any Material Contract to which a Group Company is a party or by which a Group Company is bound, (ii) accelerate, or constitute an event entitling any Person to accelerate, the maturity of any indebtedness or other liability of any Group Company or to increase the rate of interest presently in effect with respect to any indebtedness of any Group Company, or (iii) result in the creation of any lien, claim, charge or encumbrance upon any of the properties or assets of any Group Company.

(d)    All consents required in connection with the Restructuring Documents have been made or unconditionally obtained in writing, and no such consent has been withdrawn or be subject to any condition precedent which has not been fulfilled or performed.

(e)    Each of the Restructuring Documents is in full force and effect and no party to any of the Restructuring Documents is in breach or default in the performance or observance of any of the terms or provisions of such Restructuring Documents. None of the parties to any of the Restructuring Documents has sent or received any communication regarding termination of or intention not to renew any of the Restructuring Documents, and no such termination or nonrenewal has been threatened by any of the parties thereto.

Section 3.21. Disclosure. Each Warrantor has provided the Purchaser with all the material information regarding the Group Companies requested by the Purchaser for deciding whether to purchase the Shares and all the information that are available to such Warrantor. No representation or warranty of the Warrantors contained in this Agreement or any certificate furnished or to be furnished to any Purchaser at the Closing under this Agreement, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Except as set forth in this Agreement or the Disclosure Schedule, there is no material fact that the Warrantors have not disclosed to the Purchaser in response to the Purchaser’s enquiry and of which any of its officers, directors or executive employees has Knowledge.

Section 3.22. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Founders, the Sellers, the Company or any of the Affiliates.

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Article IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

As an inducement to the Company, the Sellers and the Founders to enter into this Agreement, the Purchaser hereby represents and warrants to the Company, each Seller and each Founder as follows:

Section 4.01. Organization and Qualification. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Purchaser is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

Section 4.02. Authority; No Conflict; Required Filings and Consents.

(a)    The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the Company, the Sellers and the Founders, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

(b)    The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, (i) conflict with or violate the organizational documents of the Purchaser, (ii) conflict with or violate any Law applicable to the Purchaser or by which any property or asset of the Purchaser is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

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(c)    The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or Governmental Authority, other than any of the foregoing required under US securities laws or which will not materially impair the Purchaser’s ability to perform its obligations hereunder.

Section 4.03. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

Article V

ADDITIONAL AGREEMENTS

Section 5.01. Conduct of Business.

(a)    The Company and the Founders covenant and agree that, between the date hereof and the time of the Closing, neither the Company nor any Affiliate shall conduct its business other than in the ordinary course and consistent with the Company’s and such Affiliate’s prior practice. Without limiting the generality of the foregoing, the Company shall, and the Company shall cause each Affiliate to (i) preserve intact their business organizations and the business organization of the Business, (ii) maintain the stability of the key employees of the Company and each Affiliate, (iii) preserve their current relationships with their customers, suppliers and other Persons with whom they have had significant business relationships and (iv) maintain the properties, equipment, facilities and other assets necessary for conduct of the Business in the manner consistent with its past practices and keep the same in no worse shape and conditions than they are as of the date hereof.

(b)    The Company and the Founders covenant and agree that, between the date hereof and the time of the Closing, without the prior written consent of the Purchaser, neither the Company nor any Affiliate will:

(i)      sell, transfer, lease or create any Encumbrances on or otherwise dispose of any of its assets, properties or interests or rights (including but not limited to those in Intellectual Property) other than in its ordinary course of business;

(ii)     split off or divest any assets or businesses; or

(iii)    acquire substantive assets or make equity investments.

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(ii)     amend, terminate, cancel or compromise any material claims of, or waive any other rights of substantial value to, the Company or any Affiliate;

(iii)    sell, transfer, lease, sublease, license or otherwise dispose of any properties or assets, real, personal or mixed, with a value in excess of U.S.$12,000 individually or in the aggregate (including, without limitation, leasehold interests and intangible property);

(iv)    issue or sell any share capital, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of the Company or any Affiliate;

(v)     redeem any of the share capital or declare, make or pay any dividends or distributions (whether in cash, securities or other property) to the holders of share or registered capital of the Company or any Affiliate or otherwise, other than dividends, distributions and redemptions declared, made or paid by any Affiliate solely to the Company;

(vi)    merge with, enter into a consolidation with or acquire an interest of 5% or more in any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquire any material assets other than in the ordinary course of business consistent with past practice;

(vii)   make any capital expenditure or commitment for any capital expenditure in excess of U.S. $100,000 individually or in the aggregate;

(viii)  incur any Indebtedness in excess of U.S. $12,000 individually or in the aggregate except in the ordinary course of business;

(ix)    fail to pay any creditor any amount owed to such creditor when due;

(x)     (i) grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company or any Affiliate to any of its employees, including, without limitation, any increase or change pursuant to any plan, or (ii) establish or increase or promise to increase any benefits under any plan, in either case, except as required by Law for any severance payment;

(xi)    enter into any agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Persons);

(xii)   allow any Permit that was issued or relates to the Company or any Affiliate or otherwise relates to the Business to lapse or terminate or fail to renew any insurance policy or Permit that is scheduled to terminate or expire prior to that date that is 45 calendar days after the Closing Date;

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(xiii)   amend, modify or consent to the termination of any Material Contract or the Company’s or any Affiliate’s rights thereunder;

(xiv)   amend or restate the Memorandum of Association and Articles of Association (or other organizational documents) of the Company or any Affiliate, except as provided in the Equity Transfer Agreement;

(xv)    change any content of books of accounts and records; or

(xvi)   agree, whether in writing or otherwise, to take any of the actions specified in this Section 5.01 or grant any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 5.01, except as expressly contemplated by this Agreement and the Ancillary Agreements.

Section 5.02. Access to Information. From the date hereof until the Closing, upon reasonable notice, the Company shall cause its officers, directors, employees, agents, representatives, accountants and counsel and shall cause the Affiliates and each of the Affiliates’ officers, directors, employees, agents, representatives, accountants and counsel to afford the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Company and each Affiliate and to those officers, directors, employees, agents, accountants and counsel of the Company and of each Affiliate who have any knowledge relating to the Company, any Affiliate or the Business.

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Section 5.03. Confidentiality. The Company, the Sellers and the Founders agree to, and shall cause their respective agents, representatives, affiliates, employees, officers and directors to: (a) treat and hold as confidential all (and not disclose or provide access to any Person to) any information relating to trade secrets, processes, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and any and all other confidential or proprietary information with respect to the Business, the Company and each Affiliate, (b) in the event that the Company, any Seller, Founder or any such agent, representative, affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser, the Company or any Affiliate may seek a protective order or other remedy or waive compliance with this Section 5.03, (c) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.03, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and (d) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Company or the Purchaser any and all copies (in whatever form or medium) of all such confidential information (and any analysis, compilations, studies or other documents prepared in whole or in part on the basis thereof) then in the possession of the Sellers and the Founders or any of their agents, representatives, affiliates, employees, officers and directors and destroy any and all additional copies then in the possession of the Sellers and the Founders or any of their agents, representatives, affiliates, employees, officers and directors of such information, analyses, compilations, studies or other documents; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement or other obligation of confidentiality by the Company (prior to the Closing) or the Sellers or the Founders or any of their agents, representatives, affiliates, employees, officers or directors; and provided further that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain. The Company, the Sellers and the Founders agree and acknowledge that remedies at law for any breach of its obligations under this Section 5.03 are inadequate and that in addition thereto the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

Section 5.04. Regulatory and Other Authorizations; Notices and Consents. (a) Each of the Company, the Sellers and the Founders shall use its best efforts to obtain (or cause the Affiliates to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)    The Company and the Founders shall, or shall cause the Affiliates to, give promptly such notices to third parties and use its or their best efforts to obtain such third party consents and estoppel certificates as the Purchaser may in its sole discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

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(c)    The Purchaser shall cooperate and use all reasonable efforts to assist the Company in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which the Purchaser in its sole discretion may deem adverse to the interests of the Purchaser, the Company, any Affiliate or the Business.

(d)    None of the Company and the Founders knows of any reason why all the consents, approvals and authorizations necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreement will not be received.

Section 5.05. Notice of Developments. Prior to the Closing, the Company and the Founders shall promptly notify the Purchaser in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Company or a Founder in this Agreement, or which could have the effect of making any representation or warranty of the Company or a Founder in this Agreement untrue or incorrect in any respect, and (b) all other material developments affecting the Assets, Liabilities, business, condition (financial or otherwise), operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Company, any Affiliate or the Business.

Section 5.06. No Solicitation or Negotiation. Each of the Company, the Sellers and the Founders agrees that between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, it will not, shall cause each of its respective Affiliates, officers, directors, representatives or agents not to (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the share or registered capital of the Company or any Affiliate or of the Assets (other than inventory to be sold in the ordinary course of business consistent with past practice), (B) to enter into any merger, consolidation or other business combination with the Company or any Affiliate or (C) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any Affiliate or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do, any of the foregoing. Each of the Company, the Sellers and the Founders immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. Each of the Company, the Sellers or the Founders, as the case may be, shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. Each of the Company, the Sellers and the Founders agrees not to, and the Company and the Founder shall cause each Affiliate of the Company not to, without the prior written consent of the Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company, any Affiliate of the Company, any Founder or any Seller is a party.

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Section 5.07. Non-Competition. (a) For a period of [three (3) years] after the Closing (the “Restricted Period”), the Management Sellers and the Management Sellers Entities shall not engage, directly or indirectly, in any business anywhere in the PRC that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by the Business, the Company, or any Affiliate as of the Closing Date or, without the prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes with the Purchaser, the Business, the Company, or any Affiliate in manufacturing, producing or supplying products or services of the kind produced or supplied by the Business, the Company, or any Affiliate as of the Closing Date; provided, however, that, for the purposes of this Section 5.07, ownership of securities having no more than one percent of the outstanding voting power of any competitor which are listed on any national securities exchange shall not be deemed to be in violation of this Section 5.07 as long as the Person owning such securities has no other connection or relationship with such competitor.

(b)    The Restricted Period shall be extended by the length of any period during which a Management Seller or Management Seller Entity is in breach of the terms of this Section 5.07.

(c)    The Management Seller Entities and the Founders acknowledge that the covenants of the Management Sellers and the Management Seller Entities set forth in this Section 5.07 are an essential element of this Agreement and that, but for the agreement of the Management Sellers and the Management Sellers Entities to comply with these covenants, the Purchaser would not have entered into this Agreement. The Management Seller Entities and the Founders acknowledge that this Section 5.07 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by the Purchaser. The Management Seller Entities and Founders have independently consulted with their counsel and after such consultation agree that the covenants set forth in this Section 5.07 are reasonable and proper._

Section 5.08. Equity Transfer. The Founders shall transfer and cause to be transferred by Onshore Shareholders 100% equity interests in Lebai to the Purchaser Designees pursuant to the Equity Transfer Agreement, and as soon as practicable but no later than 60 business days after the closing, complete the registration of such transfer of shares with relevant PRC tax authorities and PRC administration for industry and commerce.

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Section 5.09. PRC TAX Matters. The Sellers shall report or cause any of the Group Companies to report to the PRC Governmental Authority and pay any Tax which may be assessed and imposed by the PRC Governmental Authority in connection with the transactions contemplated hereunder (“PRC Tax Matters”) pursuant to the PRC Laws.

Section 5.10. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement or the Ancillary Agreements and consummate and make effective the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.11. Bank Signatories. As soon as possible but no later than 60 business days after the Closing, each of the Group Companies shall remove those Persons who were bank signatories to any and all bank and deposit accounts of the Group Companies and appoint the Persons designated by the Purchasers in their places.

Article VI

CONDITIONS TO THE TRANSACTIONS

Section 6.01. Conditions to Obligations of the Company, the Sellers and the Founders. The obligations of the Company, the Sellers and the Founders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(i)    Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing Date shall have been complied with in all material respects, and the Sellers shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof; and

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(ii)    No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against either the Company or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 6.01(ii) shall not apply if the Company or any Seller or Founder has directly or indirectly solicited or encouraged any such Action.

Section 6.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(i)    Representations, Warranties and Covenants. The representations and warranties of the Company or the Founders contained in Article III of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by the Company or the Founders on or before the Closing Date shall have been complied with, and the Purchaser shall have received a certificate signed by the Company and the Founders to such effect;

(ii)    No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against either the Company and its Affiliates, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which is likely to render it impossible or unlawful to consummate such transactions or which could have a Material Adverse Effect or otherwise render inadvisable the consummation of the transactions contemplated by this Agreement;

(iii)    Approvals. The Purchaser, the Company, Lebai and the Company Security Holders (where applicable) shall have received all Approvals for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(iv)    Equity Transfer Agreement. The Equity Transfer Agreements shall have been signed by the Onshore Shareholders and the Purchase De signee(s) ;

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(v)    Shareholders’ Agreement. The Purchaser, the Remaining Sellers, the Founders and the Company shall have entered into the Shareholders’ Agreement;

(vi)    Employment Contracts. Each of the Key Employees as listed in Exhibit E shall have entered into an restated employment contract with the Company, WOFE or Lebai for an employment term of no less than [three (3)] years commencing from the Closing Date and employee confidentiality and non-compete agreements for a term of three (3) years commencing after the termination of their employment with the Company, WOFE or Lebai (or such other longest term permitted by law), in each case substantially in the form satisfactory to the Purchaser as attached in Exhibit H attached hereto (collectively, the “Employment Contracts”), and such Employment Contracts shall be valid and binding with full force and effect;

(vii)    Register of Directors. The Purchaser shall have received a copy of the Company’s register of directors, certified by the registered agent of the Company as of the date of the Closing, updated to show the appointment of Bai Yunfeng as directors of the Company; and the resignation of Jin Xin, Christine Lu-Wong, Zhang Xi, and Wang Jianguo as directors of the Company;

(viii)   ESOP. The Company shall have terminated the ESOP and have redeemed all the options granted to any employees (whether or not vested) in consideration of the ESOP Redemption Price; and

(ix)    Opinion of Counsel. An opinion of counsel to the Company shall have been delivered to the Purchaser.

Article VII

INDEMNIFICATION

Section 7.01. Indemnification. (a) Each Warrantor hereby agrees to jointly and severally indemnify and hold harmless the Purchaser, and Purchaser Designees, the Purchaser’s Affiliates, directors, officers, agents and assigns, from and against any and all Indemnifiable Losses suffered by the Purchaser, or the Purchaser Designee(s), Purchaser’s Affiliates, directors, officers, agents and assigns (each, an “Indemnified Person”), directly or indirectly, as a result of, or based upon or arising from (i) any inaccuracy in any of the representations or warranties made by any Warrantor in Article III of this Agreement, (ii) any breach or non-performance of any of the covenants or agreements made by any Warrantor in or pursuant to the Transaction Documents, (iii) any Tax Liability of any Group Company/School not reflected in the Financial Statements and occurring before the Closing, or (iv) any Liability incurred before the Closing by any Group Company/School arising in respect of, by reference to or in consequence of its non-compliance with any applicable Law, including without limitation the SAFE Rules and Regulations. Each Warrantor and the Seller hereby agrees to, severally and not jointly, indemnify and hold harmless the Indemnified Persons, directly or indirectly, as a result of, or based upon or arising from any Tax Liability of such Seller in connection with the transactions contemplated hereby. The rights contained in this Section 7.01 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.

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(b)    For the avoidance of doubt, each of the Warrantors hereby agrees and covenants that (i) it will not challenge or raise a defense to any claim against such Warrantor or the exercise of any right or remedy against such Warrantor (whether under this Section 7.01 or any other provision of this Agreement or any Ancillary Agreement) on the grounds that such claim, right or remedy is not enforceable or permitted by applicable Law, and (ii) it will do all such things and undertake all such actions, including without limitation any applications to and registrations with the Governmental Authorities and any other protective measures reasonably requested by the Purchaser, to ensure that the agreement of the parties with respect to joint and several liability of the Warrantors under the Transaction Agreements is given full force and effect.

(c) Notwithstanding any other provision contained herein, the Warrantors, the Sellers and the Purchaser acknowledge that the indemnities under Section 7.01 shall be subject to the following provisions: (i) any Indemnified Person shall not bring any indemnity claim against any of the Warrantors and/or any of the Sellers for such matter of which has been disclosed, shown or reflected in the Disclosure Schedule and/or any of the Transaction Documents; (ii) the aggregate liability of the Company for all indemnification obligations under the Transaction Documents (including but not limited to this Section 7.01) shall not exceed an amount equal to the Aggregate Purchase Price, other than in the case of fraud or intentional misconduct of it; (iii) the aggregate liability of each of the Founders and the Sellers (excluding Xueda Education Group) for all indemnification obligations under the Transaction Documents (including but not limited to this Section 7.01) shall not exceed an amount equal to eighty percent (80%) of the relevant Aggregate Purchase Price as set forth opposite his/her/its name on Part I of Exhibit A, other than in the case of fraud or intentional misconduct of such Founder or Seller, (iv) the aggregate liability of Xueda Education Group for all indemnification obligations under the Transaction Documents (including but not limited to this Section 7.01) shall not exceed an amount equal to fifty percent (50%) of the relevant Aggregate Purchase Price as set forth opposite its name on Part I of Exhibit A and actually received by Xueda Education Group; (v) the Warrantors, the Sellers and the Purchaser agree that in respect of any claims against any Warrantor or any Seller, any such claim, which shall be accompanied by preliminary written evidence and reasonable detail, and shall be made to any Warrantor or any Seller on or before the first (1st) anniversary of the Closing, and the Warrantors and the Sellers are not liable for any claims made after the first (1st) anniversary of the Closing as mentioned above; (vi) the Warrantors and the Sellers are not liable to indemnify the Indemnified Persons in respect of any claims under this Agreement to the extent that such claims would not have arisen but for a change in any law, regulation or government decrees promulgated after the Closing; (vii) the Warrantors or the Sellers shall not be liable in respect of any claim unless the aggregate liability for all the claims exceeds US$100,000 in which case the relevant Warrantor(s) or the relevant Seller(s) shall be liable for all of the excess part. provided, however, that none of the limitations on liability or indemnification contained provided in items (i),(ii),(iii), (v), (vi) and (vii) of this 0 shall apply to any claim in respect of Tax Liability arising from or in connection with the breach or non-performance of any Seller’s covenant as to the PRC Tax Matters which shall continue until the expiry of the applicable limitation period prescribed by Law in relation to the underlying claim (whether brought or initiated by a governmental authority, a third party or otherwise)

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Article VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01. Termination. This Agreement and the Equity Transfer Agreement may be terminated at any time prior to the Closing:

(i)    by the Purchaser if, between the date hereof and the Closing: (i) an event or condition occurs that has resulted in a Material Adverse Effect, (ii) any representations and warranties of the Warrantors contained in this Agreement or the Equity Transfer Agreement shall not have been true and correct in all material respects when made, (iii) the Company, the Sellers and the Founders shall not have complied with the covenants or agreements contained in this Agreement or the Equity Transfer Agreement to be complied with by it which may bring Material Adverse Effect, or (iv) the Company or any Affiliate makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company or any Affiliate seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;

(ii)    by the Purchaser or the Company if the Closing shall not have occurred by [•], 2015; provided, however, that the right to terminate this Agreement under this Section 8.01(ii) shall not be available to the Purchaser or the Company if its failure to fulfill any obligation under this Agreement or the Equity Transfer Agreement or its misrepresentation shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

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(iii)    by either the Purchaser or the Company in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(iv)    by the mutual written consent of the Company, the Purchaser, the Sellers and the Founders.

Section 8.02. Effect of Termination. (a) In the event of termination of this Agreement and the Equity Transfer Agreement as provided in Section 8.01, this Agreement and the Equity Transfer shall forthwith become void and there shall be no liability on the part of any party hereto except (a) as set forth in Sections 5.03 and 10.01; (b) as specifically set forth in the Equity Transfer Agreement and (b) that nothing herein shall relieve any party from liability for any breach of this Agreement or the Equity Transfer Agreement.

Section 8.03. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Company, the Purchaser, the Sellers and the Founders or (b) by a waiver in accordance with Section 8.04.

Section 8.04. Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto or (c) waive compliance with any of the agreements of the other parties or conditions to such parties’ obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

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Article IX

POST CLOSING COVENANTS

Section 9.01. Call Option. At any time from the date that is 6 months after the Closing Date to the date that is 12 months after the date of the Closing Date, the Purchaser shall have the right and obligation to request each of such Sellers as may hold any Shares for the time being (the “Remaining Sellers”) and each of the Remaining Sellers shall, within fourteen (14) Business Days after receiving a written request from the Purchaser or within such other period as agreed by the parties, sell all and not less than all of the Option Shares for consideration in such amount and in such form as set forth opposite its name in Exhibit D at the Call Option Closing Date, as defined and provided for in more detail in the Shareholders Agreement. Without limiting the generality of the foregoing and for avoidance of doubt, the Purchaser shall deliver to the Management Seller Entities or if the Management Seller Entities so elect, the corresponding Seller’s Sole Owners, and Cheng Wai such number of Purchaser Common Shares (“Consideration Shares”) equal to (A) RMB 57,716,822 in the aggregate, divided by (B) the average closing price of such shares on the National Securities Exchange on which the Purchaser Common Shares are then listed for trading during the ninety (90) trading day period ending on the day immediately prior to the Call Option Closing Date. Consideration Shares so acquired by the Management Seller Entities (or the corresponding Seller’s Sole Owners, as the case may be), and Cheng Wai shall be subject to a three (3)-year lockup period following the Call Option Closing Date during which 1/3 of the Consideration Shares shall be unlocked on the anniversary date each year of the Call Option Closing Date, among such other restrictions as may be provided for by the stock purchase agreement in connection with the purchase and sale of the Option Shares among the Purchaser, the Remaining Sellers and the Company and certain other parties (if any).

Section 9.02. Restricted Shares. In consideration of the Key Employees commencing and continuing their employment with the Purchaser, the Purchaser shall, within sixty (60) days following the Closing, deliver to each of the Key Employees certificate representing such number of Purchaser Common Shares equal to (A) such number in RMB as set forth opposite his/her names in Exhibit E, divided by (B) the average closing price of such shares on the National Securities Exchange on which the Purchaser Common Shares are then listed for trading during the ninety (90) trading day period ending on the day immediately prior to the Closing Date, duly authorized, validly issued, fully paid for and non-assessable (“Restricted Shares”). The certificates representing the Restricted Shares will bear the following or similar legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS OF REPURCHASE AS SET FORTH IN THE 2010 AND 2013 RESTATED SHARE INCENTIVE PLAN OF TAL EDUCATION GROUP AND A RESTRICTED SHARES AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND TAL EDUCATION GROUP. ANY ATTEMPT TO DISPOSE OF THESE SHARES IN CONTRAVENTION OF SUCH RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHERWISE, SHALL BE NULL AND VOID AND WITHOUT EFFECT AND SHALL RESULT IN THE FORFEITURE OF SUCH SHARES AS PROVIDED BY SUCH PLAN AND AGREEMENT.

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Section 9.03. Remaining ESOP Redemption Price. The Purchaser shall pay the Company the remaining 60% of ESOP Redemption Price, which is RMB 2,593,132, at the Call Option Closing Date.

Section 9.04. Further Assurances. At any time and from time to time, the Sellers and Founders, on the one hand, and Purchaser, on the other hand, shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by the other, as the case may be, and necessary for it, as the case may be, to satisfy its respective obligations hereunder or obtain the benefits contemplated hereby.

Article X.

GENERAL PROVISIONS

Section 10.01. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses, including, without limitation, all fees and disbursements of counsel, accountants, financial advisors, experts and consultants incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. All stamp duty payable under any applicable law in connection with the completion of the transactions contemplated hereunder shall be borne by the Purchaser and the Sellers in equal shares and on a pro rata basis based on the amount the Transfer Shares held by each of the them among the Sellers, if any.

Section 10.02. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other parties; (b) when sent by facsimile at the number set forth in the Schedule of Notice attached hereto; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the parties as set forth in the Schedule of Notice; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in the Schedule of Notice with next-Business Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 10.02 by giving, the other parties written notice of the new address in the manner set forth above.

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Section 10.03. Third-Party Beneficiaries. Except for the provisions of Article VII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

Section 10.04. Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without prior notification to the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

Section 10.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.06. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that, the Purchaser may assign any of its rights, interests or obligations to any Affiliate or Affiliate of the Purchaser. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 10.07. Incorporation of the Disclosure Schedule and the Exhibits. The Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein by reference and made a part of this Agreement for all purposes as if fully set forth herein.

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Section 10.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its laws of conflict.

Section 10.09. Dispute Resolution, Negotiation Between Parties; Mediations.

(a)    The parties agree to negotiate in good faith to resolve any dispute between them arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement (the “Dispute”). If the negotiations do not resolve the Dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 10.09(b) shall apply.

(b)    Arbitration. Each of the parties hereto irrevocably (i) agrees that any Dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Hong Kong which shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time of the commencement of the arbitration (the “Arbitration Rules”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of Hong Kong in any such arbitration. There shall be three arbitrators, selected in accordance with the Arbitration Rules, and at least one arbitrator shall be qualified to practice Hong Kong Law. The decision of the arbitration tribunal shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitration tribunal’s decision in any court having jurisdiction. The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable costs and attorney fees. The parties acknowledge and agree that, in addition to contract damages, the arbitrators may award provisional and final equitable relief, including injunctions, specific performance, and lost profits.

Section 10.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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Section 10.12. Currency Exchange. To the extent that any payment denominated in RMB shall be made in U.S. Dollars or monetary value of any Purchaser Common Stocks is expressed in RMB pursuant hereto, such amount shall be translated into U.S. Dollars at the USD:RMB exchange rate of the average median price of foreign exchange rate of the People’s Bank of China within the thirty-day period prior to the date of payment or delivery of the Restricted Shares, as the case maybe.

Section 10.13. Entire Agreement. This Agreement (including the Exhibits and the Disclosure Schedule) and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

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IN WITNESS WHEREOF, each of the Purchaser, the Sellers, the Company and the Founders has duly executed, or has caused to be duly executed by their respective officers thereunto duly authorized, this Agreement as of the date first written above.

“Purchaser”

TAL EDUCATION GROUP

By:	/s/ YANG Qiang
Name: YANG Qiang
Title: Authorized Signatory

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IN WITNESS WHEREOF, each of the Purchaser, the Sellers, the Company and the Founders has duly executed, or has caused to be duly executed by their respective officers thereunto duly authorized, this Agreement as of the date first written above.

“COMPANY”

FIRSTLEAP EDUCATION

By:	/s/ Authorized Signatory
Name:
Title:

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IN WITNESS WHEREOF, each of the Purchaser, the Sellers, the Company and the Founders has duly executed, or has caused to be duly executed by their respective officers thereunto duly authorized, this Agreement as of the date first written above.

“FOUNDERS”

WU YING(吴颖)

By:	/s/ WU Ying
Name:
Title:

CAO WEI(曹伟)

By:	/s/ CAO Wei
Name:
Title:

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IN WITNESS WHEREOF, each of the Purchaser, the Sellers, the Company and the Founders has duly executed, or has caused to be duly executed by their respective officers thereunto duly authorized, this Agreement as of the date first written above.

“SELLERS”

ACE FRONTIER DEVELOPMENTS LIMITED

By:	/s/ Authorized Signatory
Name:
Title:

BERTRAM HOLDINGS LIMITED

By:	/s/ Authorized Signatory
Name:
Title:

DRAGON YEAR INVESTMENTS LIMITED

By:	/s/ Authorized Signatory
Name:
Title:

GREAT TIME DEVELOPMENTS LIMITED

By:	/s/ Authorized Signatory
Name:
Title:
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IN WITNESS WHEREOF, each of the Purchaser, the Sellers, the Company and the Founders has duly executed, or has caused to be duly executed by their respective officers thereunto duly authorized, this Agreement as of the date first written above.

“SELLERS”

CHENG WAI

By:	/s/ CHENG Wai
Name:
Title:

SPLENDOR BOUND LIMITED

By:	/s/ Authorized Signatory
Name:
Title:

TALENT JOURNEY LIMITED

By:	/s/ Authorized Signatory
Name:
Title:

CONSTANT SUCCESS INVESTMENTS LIMITED

By:	/s/ Authorized Signatory
Name:
Title:
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IN WITNESS WHEREOF, each of the Purchaser, the Sellers, the Company and the Founders has duly executed, or has caused to be duly executed by their respective officers thereunto duly authorized, this Agreement as of the date first written above.

“SELLERS”

LION HIGH INVESTMENTS LIMITED

By:	/s/ Authorized Signatory
Name:
Title:

AGNITA INVESTMENTS LIMITED

By:	/s/ Authorized Signatory
Name:
Title:
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IN WITNESS WHEREOF, each of the Purchaser, the Sellers, the Company and the Founders has duly executed, or has caused to be duly executed by their respective officers thereunto duly authorized, this Agreement as of the date first written above.

“SELLERS”

CUPITO HOLDINGS LIMITED

By:	/s/ Authorized Signatory
Name:
Title:

YU Yang

By:	/s/ YU Yang
Name:
Title:

NEW GENIOUS GLOBAL LIMITED

By:	/s/ Authorized Signatory
Name:
Title:

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IN WITNESS WHEREOF, each of the Purchaser, the Sellers, the Company and the Founders has duly executed, or has caused to be duly executed by their respective officers thereunto duly authorized, this Agreement as of the date first written above.

“SELLERS”

XUEDA EDUCATION GROUP

By:	/s/ Authorized Signatory
Name:
Title:

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